Voting Results of Special Meetings of Shareho

lders


 The proposals described below were submitted to a vote of shareholders of Go vett Funds at a special meeting of shareholders held on August 4, 2000
 (the Meeting):

    	Proposal No. 1 Proposals to reorganize the Govett International Equit y Fund with and into the ARK International Equity Selection Portfolio, to reorganize the Govett Global Income Fund with and into the ARK Income Portfolio,and also to reorganize the Govett Emerging Markets Equity Fund with and into the ARK Emerging Markets Equity Portfolio.
	At the Meeting the shareholders approved Proposal No. 1 as follows:

					For		Against		Abstain
 International Equity Fund		             858,635		  5,715		 23,153
Global Income Fund		             329,900   	    394		 10,936
Emerging Markets Fund		             586,201		 15,433		 21,277

	Proposal No. 2 If shareholders of ARK International Equity Selection Portfolio do not approve certain changes, the proposal is to reorganize the Govett International Equity Fund with and into the ARK International Equity Portfolio.

              	At the Meeting the shareholders approved Proposal No. 1 as follows:

			For		Against		Abstain
	                         854,246		10,770		 22,487





The proposal described below was submitted to a vote of shareholders of Govett Funds at a special meeting of shareholders held on August 18, 2000 (the Meetings):


Proposal No. 1 Proposal to reorganize the Govett Smaller Companies Fund with and into the ARK Small-Cap Equity Portfolio.

	At the Meetings the shareholders approved Proposal No. 1 as follows:

			For		Against		Abstain
	                         1,154,933		34,644		 44,925